EXHIBIT 10(e)

PERFORMANCE UNIT AGREEMENT

        THIS AGREEMENT, entered into as of January 21, 2004 (the “Agreement Date”), by and between _________________ (the “Participant”) and Joy Global Inc. (the “Company”);

WITNESSETH THAT:

        WHEREAS, the Company maintains the Joy Global Inc. 2003 Stock Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement. Capitalized terms used and not otherwise defined in this Agreement have the meanings given to them in the Plan. The Participant has been selected by the Committee to receive an award of Performance Units under the Plan;

        NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1.	Terms of Award. The following terms used in this Agreement shall have the following meanings:

a. The "Target Number of Performance Units" is ____________.

b.   The “Performance Units Earned” shall be the number of Performance Units earned by the Participant determined in accordance with the provisions of Exhibit 1, which is attached to and forms a part of this Agreement.

.	c. The “Award Cycle” is the period beginning on November 2, 2003 and ending on October 28, 2006.

2.

Award. Subject to the terms of this Agreement and the Plan, the Participant is hereby granted the Target Number of Performance Units set forth in Paragraph 1(a). The award shall be a Qualified Performance-Based Award.

3.

Payment of Awards. The Company shall distribute to the Participant one share of Common Stock (or cash equal to the Fair Market Value of one share of Common Stock) for each Performance Unit Earned. Subject to Paragraph 7, Performance Units Earned shall be paid solely in shares of Common Stock, solely in cash based on the Fair Market Value of the Common Stock, or in a combination of the two, as determined by the Committee in its sole discretion, except that any fractional share of Common Stock will be rounded to the nearest whole share.

4.

Time of Payment. Except as otherwise provided in this Agreement, payment of Performance Units Earned in accordance with the provisions of Paragraph 3 will be distributed as soon as practicable after the end of the Award Cycle.

5.

Retirement, Disability, Death, or Involuntary Termination of Employment Without Cause During Award Cycle. If the Participant experiences a Termination of Employment during the Award Cycle because of the Participant’s Retirement, Disability, death, or involuntary Termination of Employment without Cause, the Participant shall be entitled to a portion of the Performance Units Earned in accordance with Exhibit 1, determined at the end of the Award Cycle. Such portion shall equal the number of Performance Units Earned that would have been earned by the Participant had the Participant remained employed through the end of the Award Cycle, multiplied by the quotient equal to the number of full fiscal months the Participant was employed during the Award Cycle, divided by the total number of fiscal months in the Award Cycle.

6.

Other Termination of Employment During Award Cycle. If the Participant experiences a Termination of Employment during the Award Cycle for any reason other than the Participant’s Retirement, Disability, death, or involuntary Termination of Employment without Cause, the award granted under this Agreement will be forfeited on the date of such Termination of Employment; provided, however, that in such circumstances the Committee, in its discretion, may determine that the Participant will be entitled to receive a pro rata or other portion of the Performance Units Earned.

7.

Change in Control. If a Change in Control occurs during the Award Cycle, and the Participant has not experienced a Termination of Employment before the Change in Control, the Participant shall be entitled to the greater of (i) the Performance Units Earned that would have been earned by the Participant had the Participant remained employed through the end of the Award Cycle in accordance with Exhibit 1 if the Performance Goal set forth in Exhibit 1 had been achieved, multiplied by the quotient equal to the number of full fiscal months the Participant was employed during the Award Cycle through the date of the Change in Control, divided by the total number of fiscal months in the Award Cycle, or (ii) the Performance Units Earned as of the date of the Change of Control. Notwithstanding the provisions of Paragraph 3, the value of Performance Units Earned in accordance with the foregoing provisions of this Paragraph 7 shall be distributed to the Participant in a lump sum cash payment as soon as practicable after the occurrence of a Change in Control, with the value of a Performance Unit equal to the Change in Control Price. Distributions to the Participant under Paragraph 3 shall not be affected by payments under this Paragraph 7, except that before payments are made under Paragraph 3, and after all computations required under Paragraph 3 have been made, the number of Performance Units Earned by the Participant shall be reduced by the number of Performance Units Earned with respect to which payment was made to the Participant under this Paragraph 7. The Participant shall not be required to repay any amounts to the Company on account of any distribution made under this Paragraph 7 for any reason, including failure to achieve the Performance Goal.

8.

Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. Subject to the terms of the Plan, any benefits distributable to the Participant under this Agreement that are not paid at the time of the Participant’s death shall be paid at the time and in the form determined in accordance with the provisions of this Agreement and the Plan to the beneficiary designated by the Participant in writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the designated beneficiary of the deceased Participant dies before the Participant dies or before complete payment of the amounts distributable under this Agreement, the amounts to be paid under this Agreement shall be paid to the legal representative or representatives of the estate of the last to die of the Participant and the beneficiary.

9.

Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with the respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.

10.

Plan Terms. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company.

11.	Confidential Information; Noncompetition; Nonsolicitation.

a.   Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliates and their respective businesses that Participant obtains during Participant’s employment by the Company or any of its Affiliates and that is not public knowledge (other than as a result of the Participant’s violation of this Paragraph 11(a)) (“Confidential Information”). Participant acknowledges that the Confidential Information is highly sensitive and proprietary and includes, without limitation: product design information, product specifications and tolerances, manufacturing processes and methods, information regarding new product or new feature development, information regarding how to satisfy particular customer needs, expectations and applications, information regarding strategic or tactical planning, information regarding pending or planned competitive bids, information regarding costs, margins, and methods of estimating, and information regarding key employees. Participant shall not communicate, divulge or disseminate Confidential Information at any time during or after Participant’s employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process. All computer software, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, records, files and know-how acquired while an employee of the Company are acknowledged to be the property of the Company and shall not be duplicated, removed from the Company’s possession or premises or made use of other than in pursuit of the Company’s business or as may otherwise be required by law or any legal process, and, upon Termination of Employment for any reason, Participant shall deliver to the Company, without further demands, all such items and any copies thereof which are then in his or her possession or under his or her control. Nothing in this Agreement is intended to limit the Company’s or its Affiliates’ rights with respect to trade secrets.

b.   Participant acknowledges that his or her employment may place him or her in a position of contact and trust with customers of the Company or its Affiliates, and that in the course of employment Participant may be given access to and asked to maintain and develop relationships with such customers. Participant acknowledges that such relationships are of substantial value to the Company and its Affiliates and that it is reasonable for the Company to seek to prevent Participant from giving competitors unfair access to such relationships.

c.   For a two year period beginning on the Termination of Employment date, Participant will not, except upon prior written permission signed by the President or an Executive Vice President of the Company, consult with or advise or, directly or indirectly, as owner, partner, officer or employee, engage in business with any of the companies set forth on Exhibit 2 or with any corporation or entity controlled by, controlling or under common control with any such company. Exhibit 2 is attached to and forms a part of this Agreement. Notwithstanding the foregoing, Participant may make and retain investments in not more than three percent of the equity of any such company if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

d.   For a two year period beginning on the Termination of Employment date, Participant will not, directly or indirectly, solicit for employment or employ on behalf of any organization other than the Company or one of its Affiliates or employ any person (other than any personal assistant hired to work directly for the Participant) employed by the Company or any of its Affiliates, nor will Participant, directly or indirectly, solicit for employment on behalf of any organization other than the Company or one of its Affiliates or be involved in any way in the hiring process of any person known by Participant (after reasonable inquiry) to be employed at the time by the Company or any of its Affiliates.

e. In the event of a breach of Participant’s covenants under this Paragraph 11, the award granted under this Agreement shall be forfeited as of date of such breach and it is understood and agreed that the Company shall be entitled to injunctive relief, as well as any other legal or equitable remedies. Participant acknowledges and agrees that the covenants, obligations and agreements of the Participant in Paragraph 11(a), (b), (c) and (d) of this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Participant agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Participant from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies that the Company may have. The Company and Participant hereby irrevocably submit to the exclusive jurisdiction of the courts of Wisconsin and the Federal courts of the United States of America, located in Milwaukee, Wisconsin, in respect of all disputes involving Confidential Information, trade secrets or the violation of the provisions of this Paragraph 11 and the interpretation and enforcement of Paragraphs 11(a), (b), (c), (d) and (e), and the parties hereto hereby irrevocably agree that (i) the sole and exclusive appropriate venue for any suit or proceeding relating to such matters shall be in such a court, (ii) all claims with respect to any such matters shall be heard and determined exclusively in such court, (iii) such court shall have exclusive jurisdiction over the person of such parties and over the subject matter of any such dispute, and (iv) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to any suit or proceeding brought before such a court in accordance with the provisions of this Paragraph 11(e).

12.

Adjustments. In the event of any change in corporate capitalization or a corporate transaction, as described in Section 3 of the Plan, the Committee or the Board may make equitable adjustments in the number of Performance Units subject to the award.

13.	Severability. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

14.

Conflicts and Interpretation. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, any term which is not defined in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, and (c) make all other determinations deemed necessary or advisable for the administration of the Plan.

15.

Amendment. This Agreement may not be modified, amended or waived except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

16.	Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.

17.	Miscellaneous.

a. This Agreement shall not confer upon Participant any right to continue as an employee of the Company or its subsidiaries, nor shall this Agreement interfere in any way with the right of the Company or its subsidiaries to terminate the employment of Participant at any time.

b.   The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware.

c. This Agreement shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Agreement Date.